Exhibit 2.1

EXECUTION VERSION

 TERMINATION AGREEMENT

This Termination Agreement (this “Termination Agreement”) is made and entered into as of November 2, 2015, by and among Ascend Telecom Infrastructure Private Limited, a private limited company organized under the laws of India (the “Company”), Ascend Telecom Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Holdco”), ROI Acquisition Corp. II, a Delaware corporation (“ROI”), and NSR-PE Mauritius LLC, a Mauritius private company limited by shares (“NSR”).

WHEREAS, the Company, Holdco, ROI and NSR are parties to that certain Agreement and Plan of Merger, dated as of July 23, 2015, as amended by that certain Amendment No. 1, dated August 19, 2015 and Amendment No. 2, dated October 16, 2015 (as amended, the “Merger Agreement”); and

WHEREAS, the Company, Holdco, ROI and NSR wish to terminate the Merger Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, each of the parties hereto hereby agrees as follows:

1.	Definitions. Capitalized terms contained in this Termination Agreement, but not specifically defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

2.	Termination. Pursuant to Section 8.1(a) of the Merger Agreement, the parties hereby terminate the Merger Agreement. As a result of such termination, pursuant to Section 8.2 of the Merger Agreement, the obligations of each of the parties to the Merger Agreement is hereby terminated unless otherwise expressly provided in Section 8.2.

3.	Miscellaneous.

(a)	This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

(b)	This Termination Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

(c)	This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement as of the date first above written.

ROI ACQUISITION CORP. II

By:	/s/ Joseph A. De Perio
Name:	Joseph A. De Perio
Title:	President

ASCEND TELECOM HOLDINGS LIMITED

By:	/s/ Parag Saxena
Name:	Parag Saxena
Title:	Director

ASCEND TELECOM INFRASTRUCTURE PRIVATE LIMITED

By:	/s/ Sushil Kumar
Name:	Sushil Kumar
Title:	Director and CEO

NSR-PE MAURITIUS LLC

By:	/s/Parag Saxena
Name:	Parag Saxena
Title:	Authorized Representative